Exhibit 10.14.15
REVOLVING CREDIT NOTE

$22,500,000.00	July 9, 2008
     FOR VALUE RECEIVED, the undersigned (the “Borrower”), absolutely and unconditionally promises to pay to the order of Sovereign. (“Payee”) at the office of Sovereign Bank, as Agent, at 75 State Street, Boston, Massachusetts 02109:
          (a) on the Maturity Date, the principal amount of TWENTY TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($22,500,000.00) or, if less, the aggregate unpaid principal amount of Revolving Credit Loans owing to the Payee pursuant to the Amended and Restated Credit Agreement of even date herewith, (as amended, restated or supplemented from time to time, (the “Credit Agreement”), by and among the Borrower and the Lenders; and
          (b) interest on the principal balance hereof from time to time outstanding from the date hereof through and including the date on which such interest is computed pursuant to the Credit Agreement, at the times and at the rates provided in the Credit Agreement.
     This Note evidences borrowings under, is subject to the terms and conditions of and has been issued by the Borrower in accordance with the terms of the Credit Agreement and is one of the Notes referred to therein. The Payee and any holder hereof is entitled to the benefits and subject to the conditions of the Credit Agreement and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. This Note is secured by the Security Documents described in the Credit Agreement.
     All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.
     The Borrower has the right in certain circumstances and the obligation under certain other circumstances to repay or prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.
     If any Event of Default shall occur, the entire unpaid principal amount of this Note and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.
     The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waive presentment, demand, notice, protest and all other demands and notice in connection with the delivery, acceptance, performance, default or enforcement of this Note, assent to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or Person primarily or secondarily liable.
This Note shall be deemed to take effect as a sealed instrument under the laws of The Commonwealth of Massachusetts and for all purposes shall be construed in accordance with such laws (without regard to conflicts of laws rules). IN WITNESS WHEREOF, the Borrower has caused this Note to be signed under seal by its duly authorized officer as of the day and year first above written.

TIMEPAYMENT CORP.
By:	/s/ Richard F. Latour
	Name:	Richard F. Latour
	Title:	President